August 8, 2006

Major Markets Circuit

Dateline: Longview, Washington

Contact: R. H. Wollenberg
President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS SECOND QUARTER FINANCIAL RESULTS;
OPERATING PROFITS INCREASE 17 PERCENT;
COMPANY COMPLETES LAST MAJOR STEP IN REIT CONVERSION PROCESS

LONGVIEW, Wash., August 8, 2006 - Longview Fibre Company (NYSE:LFB) today announced financial results for its second quarter ended June 30, 2006.
Consolidated net sales for the second quarter of 2006 increased 9.3 percent compared with the second quarter of 2005 to $246.5 million, with each of the company’s three operating segments contributing to revenue growth. Second quarter operating profit improved 17.0 percent to $27.8 million, compared with $23.8 million in the comparable period of 2005. Second quarter 2006 net income of $5.5 million, or $0.08 per share, included the effect of charges totaling $7.1 million on an after-tax basis, or approximately $0.11 per share, associated with the early extinguishment of the company’s $215 million principal amount of senior subordinated notes as part of the company’s refinancing completed during the quarter. Excluding the effect of those charges, the company earned $12.6 million, or $0.19 per share, in the second quarter of 2006. In the second quarter of 2005, the company generated net income of $9.3 million, or $0.14 per share. (On August 7, 2006, 14,673,663 shares of the company’s common stock were distributed as part of a special cash-and-stock distribution to shareholders in conjunction with the company’s conversion to a real estate investment trust (REIT). Except as noted otherwise, all per share amounts referenced in this press release and the accompanying schedules have been restated to reflect retroactive effect of the special distribution of shares.)
Richard H. Wollenberg, President, Chief Executive Officer and Chairman of the Board, said, “During the second quarter we continued to execute well against the company’s long-term objectives and were successful with the initial implementation of the changes to our operating plan announced in April 2006. Over the remainder of 2006, we expect strong seasonal demand and favorable pricing momentum in our manufacturing segments, together with steady demand for logs at prices slightly below second quarter levels, to drive continued improvement in our operating profitability and cash provided by operations.
Wollenberg concluded, “The Board and management remain firmly committed to enhancing shareholder value. Timely completion of the debt refinancing during the quarter and payment of the $385 million special cash-and-stock distribution to shareholders on August 7, 2006 represented the final major steps toward the company’s conversion to a real estate investment trust effective January 1, 2006. We believe that our operating plan, in combination with our REIT conversion, will accelerate delivery of value to our shareholders through dividend payments, improved operating earnings and debt reduction.”

Timber
Second quarter 2006 timber segment net sales totaled $56.5 million, an 11.8 percent increase compared with net sales of $50.6 million in the second quarter of 2005. Log sales volume increased 7.0 percent, to 77.6 million board feet compared with 72.5 million board feet, reflecting the initial effects of the company’s decision to accelerate its targeted annual harvest to 325 million board feet from 275 million board feet over five years. Average log prices during the second quarter of 2006 were 6.3 percent higher than in the comparable period of 2005. The company’s timber segment further benefited from a 6.0 percent decrease in logging costs. As a result, segment operating profit was $28.1 million in the second quarter of 2006, a 15.4 percent increase compared with $24.4 million in last year’s comparable period.

Paper and Paperboard
The company’s paper and paperboard segment reported second quarter net sales of $71.6 million, a 12.5 percent increase compared with net sales of $63.6 million in the second quarter of 2005. Paper sales increased 13.5 percent over last year’s second quarter on 10.5 percent higher volumes and a 2.2 percent increase in average price. Paperboard sales grew 9.0 percent above last year’s second quarter as a 14.5 percent increase in average prices more than offset a 6.4 percent volume decline. These gains were partially offset by higher input costs during the quarter. Compared with last year’s second quarter, costs of energy and labor per ton of production increased 5.5 percent and 17.6 percent, respectively, primarily due to the effects of higher fuel oil prices, higher burden costs and a mill utilization rate of 88.5 percent compared with 94.8 percent in last year’s comparable period. Fiber costs increased 7.9 percent as chip supply shortages continued in the Pacific Northwest. Segment operating profit improved to $0.6 million from $0.1 million in last year’s second quarter.

Converted Products
The company’s converted products segment reported a 6.3 percent increase in second quarter 2006 net sales to $118.4 million from $111.4 million in last year’s second quarter, reflecting a slight increase in volume and 5.8 percent higher average prices. Increased paperboard and administrative costs resulted in a segment operating loss of $0.9 million in the second quarter of 2006 compared with an operating loss of $0.7 million in last year’s comparable period.

Selling, Administrative & General
Second quarter 2006 selling, administrative and general expenses totaled $24.8 million, or 10.0 percent of total net sales, compared with $22.3 million, or 9.9 percent of total net sales, in last year’s comparable period. This 10.7 percent increase primarily reflects higher consulting costs associated with Sarbanes-Oxley compliance, costs associated with the company’s enterprise resource planning system implementation and higher salary, wages and benefits.

Other Income/Expense
In connection with the early extinguishment of the company’s $215 million principal amount of senior subordinated notes during the second quarter of 2006, the company incurred pre-tax cash expenses of approximately $11.3 million for tender, consent and redemption premiums and $0.5 million for tender fees and wrote off non-cash items consisting of $2.4 million of deferred issue costs and $0.5 million of unamortized debt discount. Partially offsetting those charges, the company recognized $3.6 million of net deferred income on previously terminated interest rate swaps. Combined, these items total approximately $11.1 million and are included in “other expense.” In last year’s second quarter, the company reported other income of $0.2 million.

Net Interest Expense
Net interest expense for the second quarter of 2006 totaled $8.3 million compared to $9.2 million in the second quarter of 2005. The decrease reflected lower interest rates on the company’s new senior secured credit agreement that was put in place in December 2005, borrowings under which were used to refinance the company’s higher-interest senior notes and the outstanding balance under the company’s previous credit facility.

Provision (Benefit) for Taxes
The company recorded a provision for income taxes of $3.1 million in the second quarter of 2006, representing an effective tax rate of approximately 36.4 percent, compared to a provision for income taxes of $5.5 million in last year’s comparable period, representing an effective tax rate of approximately 37.0 percent.

The company’s election to qualify as a REIT will be effective January 1, 2006. As a REIT, the company is generally not subject to corporate income taxes on income and gains from investments in real estate, including capital gains from the sale of standing timber, to the extent that it distributes such income and gains to its shareholders. The company expects to distribute to shareholders all of its 2006 income and gains from investments in real estate. As a taxable REIT subsidiary, Longview Fibre Paper and Packaging, Inc. will continue to be subject to corporate-level income tax on its earnings.
For financial reporting purposes, the company’s deferred tax liabilities and deferred tax assets related to its REIT qualifying activities will be eliminated in the third quarter of 2006 in light of the distribution on August 7, 2006 of the company’s pre-REIT earnings and profits as part of a special distribution to shareholders. This one-time reduction of net deferred tax liabilities incurred prior to January 1, 2006 will reduce tax expense by approximately $8.1 million in the third quarter.
If the company had reported as a REIT for financial reporting purposes for the three and six months ended June 30, 2006, the benefit for taxes on income would have been approximately $6.7 million and $23.3 million, a positive difference of $9.8 million and $20.1 million from that reported in the Consolidated Statement of Operations. The $9.8 million difference for the three months ended June 30, 2006 is primarily due to the benefit on second quarter REIT income that would not be taxed and other net differences. The $20.1 million difference for the six months ended June 30, 2006 is comprised of the $8.1 million of net deferred tax liabilities as of December 31, 2005, a benefit on REIT income for the six months ended June 30, 2006 that would not be taxed, and other net differences. The benefits of reporting as a REIT will be reflected in the company’s provision (benefit) for taxes on income during the third quarter of 2006.

Capital Expenditures and Debt
During the second quarter of 2006, the company amended its senior secured credit facility to include a new $300 million term loan facility, under which the company borrowed $225.0 million to fund the retirement of all $215 million principal amount of its senior subordinated notes, to pay accrued and unpaid interest in connection with the retirement of the senior subordinated notes, to pay fees and expenses related to the REIT conversion and retirement of the senior subordinated notes, and to pay tender, consent and redemption premiums relating to the retirement of the senior subordinated notes. The balance of the new term loan facility was used after the end of the second quarter to fund the cash component of the special cash-and-stock distribution paid to shareholders on August 7, 2006.
Borrowed debt of $453.5 million at June 30, 2006 was up $24.6 million from December 31, 2005 reflecting the cash charges associated with extinguishment of the company’s senior subordinated notes and debt issue costs associated with the new $300 million term loan facility. The company ended the second quarter with a cash balance of $19.6 million, an increase of $18.0 million from December 31, 2005.
Capital expenditures totaled $9.5 million during the second quarter of 2006 compared with $11.6 million in last year’s second quarter. The company expects capital expenditures for 2006 to total approximately $40 million to $50 million, including timberland purchases.

Increased Dividend
During the quarter the company declared an increased quarterly dividend of $0.30 per share, on a pre-special distribution basis, which was paid on July 3. This dividend was the first to be declared and paid under the company's current REIT dividend policy which targets an annual pre-special distribution dividend rate of $1.20 per share. This annual dividend rate has been adjusted proportionately to $0.92 per share to reflect the incremental 14,673,663 shares that were issued August 7, 2006, as part of the special cash-and-stock distribution to shareholders in connection with the company's REIT conversion, resulting in 65.75 million shares outstanding.

REIT Conversion
On August 7, 2006, the company completed the last major step in its REIT conversion with the payment of a special cash-and-stock distribution to shareholders totaling approximately $385 million, of which approximately $77 million was distributed in cash, with the remainder distributed in the form of 14,673,663 shares of the company’s common stock.

Board Decision to Pursue Strategic Alternatives
On July 19, the board of directors announced its decision to explore a range of strategic alternatives to further enhance shareholder value. These strategic alternatives may include, but are not limited to, continued execution of the company's operating plan, a sale or merger of the company or other strategic transaction, and a sale of certain company assets. The company noted that there can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions. The company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until the Board has made a final decision.

2006 Outlook
In addition to the tax and interest benefits anticipated from the REIT conversion and debt refinancing, the company’s operating plan is expected to generate a substantial increase in cash flow in 2006 and beyond by accelerating the company’s timber harvest rate, remaining consistent with Sustainable Forestry Initiative (SFI) practices; implementing a program to monetize the company’s higher and better use (HBU) lands; and restructuring the company’s manufacturing operations, including exploring the potential divestiture of the company’s sawmill and select converting plants.

Consolidated Cash Provided By Operations
The company expects 2006 consolidated cash provided by operations to be $130 million to $145 million, excluding the impact of $25 million to $30 million of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses. 2006 consolidated cash provided by operations including the effect of those items is expected to be $100 million to $120 million.

Timber
During the second quarter of 2006, the company began to implement an accelerated harvest plan, remaining consistent with Sustainable Forestry Initiative (SFI) practices. As a result, the company now expects to achieve log sales of 280 to 295 million board feet in 2006. Housing market demand and demand from new Pacific Northwest sawmills is expected to result in steady demand and slightly lower log prices throughout the remainder of the year. The company has also increased its efforts to monetize its HBU lands and expects to generate $4 to $5 million in incremental cash flow from sales of such acreage during 2006.

Paper & Paperboard
The company expects continued strong demand from a healthy U.S. economy and rationalized industry-wide supply to provide a favorable pricing environment for its linerboard and kraft paper. Capacity utilization rates at the Longview mill are expected to average in the high 80 percent to low 90 percent range during the remainder of the year depending upon the availability and price of chips. Price increases on domestic linerboard of $40 per ton in January 2006 and $50 per ton in April, together with a $40 per ton increase on lightweight kraft bag paper and $25 per ton on converting grades of kraft paper in the spring, have been implemented. An additional kraft paper price increase of $30 per ton was recently announced and is expected to take effect in September. The effects of these price increases, together with effective use of alternative energy sources and operating efficiencies, are expected to result in improved segment operating margins in the second half of the year.

Converted Products
The company expects favorable agricultural conditions in the Pacific Northwest and the generally strong U.S. economy to generate increased demand for its converted products over the remainder of 2006. The segment’s 2006 financial results are expected to benefit from continued operating improvements and two price increases the company implemented in the first half of the year. The company is exploring the potential divestiture of up to eight of its central and eastern region converting plants, proceeds from which would primarily be used to pay down debt. However, because of the unpredictability of the timing of such potential divestitures, no provision is assumed in the company’s outlook at this time.

Investor Conference Call
The company will host a conference call Tuesday, August 8, 2006 at 5:00 p.m. EDT, available to interested parties by dialing 866-800-8651 from the U.S. and Canada, or 617-614-2704 from international locations, passcode 62211931. A telephone replay of the call will be available through midnight August 15 by dialing 888-286-8010 from the U.S. and Canada, or 617-801-6888 from international locations, passcode 72268752. This call is being webcast by CCBN and can be accessed at Longview Fibre's Web site at www.longviewfibre.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents www.streetevents.com. A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the company’s Web site, at www.longviewfibre.com.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 589,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 15 converting plants in 12 states; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “believe,” “propose” or other similar words or expressions. The forward-looking statements in this press release include statements concerning the company’s future dividends, the 2006 outlook for the company’s timber, paper and paperboard and converted products segments, the impact of the implementation of our operating plan on future performance, utilization rates, the expected level of capital expenditures and cash provided by operations for 2006, the company’s review of strategic alternatives and the expected timing of the REIT conversion. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events, circumstances or results could differ materially from those anticipated by the company or reflected in the forward-looking statements due to a variety of factors, including, but not limited to: the company’s ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the company’s dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the company sells products; the company’s ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; risks and costs associated with the restructuring of the company’s manufacturing operations, including the potential divestiture of its sawmill and select converting plants; risks and costs associated with the company’s review of strategic alternatives; the company’s ability to realize anticipated benefits from the sale of higher and better use lands; the company’s having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the company’s working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for its products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the company’s ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the company’s ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the company’s ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the company’s ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the company’s financial condition and results of operations and its competitive position; developments in the world, national, or regional economy or involving the company’s customers or competitors affecting supply of or demand for its products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations effecting the company’s timber operations; adverse weather conditions; availability of excess cash to pay dividends and existence of contractual limitations on the company’s ability to pay dividends; the need to obtain board approval of dividends and other distributions to the company’s shareholders, which approval could be granted or withheld based on, among other things, the company’s results of operations, cash flow and prospects at the time; unforeseen maintenance on capital assets; unforeseen developments in the company’s business; any additional material weaknesses in the company’s internal control over financial reporting that may arise or be identified; the company’s ability to remediate material weaknesses in its internal control over financial reporting; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the company’s REIT election; the company’s previously-undistributed earnings and profits attributable to taxable periods ending prior to January 1, 2006 varying from estimates, resulting in a lower or higher shareholder distribution; the company’s ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; unforeseen developments in the company’s business or in financial markets that could adversely affect the company’s ability to satisfy the conditions for borrowing additional amounts under its credit agreement; and the sensitivity of the company’s stock price to the level of dividends on its common stock.

Readers are cautioned not to place undue reliance on any of the forward-looking statements in this press release, which reflect the views of company management as of the date hereof. The company cannot guarantee future results, levels of activity, performance or achievements. The company does not undertake any obligation to update any of the forward-looking statements contained in this press release. For additional information about factors that could impact future results, see the risk factors in the company’s registration statement of Form S-3 filed with the SEC on June 27, 2006.

* * * * * * * * * *

This press release includes the company’s expectation as to the range of its consolidated cash provided by operations for 2006 excluding the impact of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses. Management believes this non-GAAP financial measure is useful to investors because, by excluding specified non-recurring, transaction-related costs that may not be indicative of the company’s ongoing operating performance, it facilitates a better period-to-period comparison of the company’s projected operating performance for 2006 than would a projection of cash provided by operations determined in accordance with GAAP. Consolidated cash provided by operations, excluding the impact of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses, should be considered together with, and is not intended as a substitute for, cash provided by operations or any other performance measures calculated and presented in accordance with GAAP.

This press release discloses the company’s net income and net income per share for the second quarter of 2006 excluding the effect of charges associated with the early extinguishment of the company’s senior subordinated notes. Management believes these non-GAAP financial measures are useful to investors because, by excluding specified non-recurring, transaction-related costs that may not be indicative of the company’s ongoing operating performance, they facilitate a better comparison of the company’s operating performance in the second quarter of 2006 relative to the company’s operating performance in the corresponding period in 2005 than would a comparison based on net income and net income per share for the second quarter of 2006 determined in accordance with GAAP. Net income and net income per share excluding the effect of charges associated with the early extinguishment of the company’s senior subordinated notes should be considered together with, and is not intended as a substitute for, net income, net income per share or any other performance measures calculated and presented in accordance with GAAP.

(Financial Tables Follow)

more. . . .

CONSOLIDATED STATEMENT OF INCOME (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(thousands except per share)	2006	2005	2006	2005
Net sales	$246,501	$225,609	$466,558	$456,375
Cost of products sold, including outward freight	193,736	179,504	383,929	369,162
Gross profit	52,765	46,105	82,629	87,213
Selling, administrative and general expenses	24,718	22,329	49,981	44,427
Advisory fees and REIT-related expenses	218	-	11,326	-
Operating profit	27,829	23,776	21,322	42,786
Interest income	331	68	450	121
Interest expense	(8,590)	(9,320)	(17,157)	(18,556)
Miscellaneous	(10,926)	212	(13,297)	513
Income (loss) before income taxes	8,644	14,736	(8,682)	24,864
Provision (benefit) for taxes on income	3,143	5,453	(3,164)	9,200

Net income (loss)	$5,501	$9,283	$(5,518)	$15,664
Per share (loss)	$0.08	$0.14	$(0.08)	$0.24
Average shares outstanding	65,750	65,750	65,750	65,750

SEGMENT AND OTHER INFORMATION (Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
(thousands)	2006	2005	% CHANGE	2006	2005	% CHANGE
Net sales:
Timber	$56,509	$50,562	+11.8	$98,358	$104,263	-5.7
Paper and paperboard	71,614	63,662	+12.5	138,241	133,211	+3.8
Converted products	118,378	111,385	+6.3	229,959	218,901	+ 5.1
	$246,501	$225,609	+9.3	$466,558	$456,375	+2.2
Operating profit (loss):
Timber	$28,068	$24,315	+15.4	$45,637	$50,554	-9.7
Paper and paperboard	641	82	-	(8,770)	(2,198)	-
Converted products	(880)	(621)	-	(15,545)	(5,570)	-
	$27,829	$23,776	+17.0	$21,322	$42,786	-50.2

Sales:
Logs, thousands of board feet	77,553	72,511	+7.0	133,436	150,705	-11.5
Lumber, thousands of board feet	18,288	17,585	+ 4.0	34,018	36,022	- 5.6
Paper, tons	84,086	76,078	+10.5	167,023	159,156	+4.9
Paperboard, tons	38,354	40,962	-6.4	74,596	94,776	-21.3
Converted products, tons	135,203	134,496	+0.5	268,143	264,469	+1.4
Logs, $/thousand board feet	$644	$606	+6.3	$641	$601	+6.7
Lumber, $/thousand board feet	361	375	- 3.7	376	379	-0.8
Paper, $/ton FOB mill equivalent	608	595	+2.2	600	580	+3.4
Paperboard, $/ton FOB mill equivalent	396	346	+14.5	376	344	+9.3
Converted products, $/ton	876	828	+5.8	858	828	+3.6

CONSOLIDATED BALANCE SHEET (Unaudited)

	June 30	December 31
(dollars in thousands except per share)	2006	2005
ASSETS
Current assets:
Cash	$19,559	$1,608
Accounts and notes receivable	118,213	111,514
Allowance for doubtful accounts	(1,000)	(1,000)
Refundable income taxes	1,229	3,898
Inventories, at lower of cost or market; costs are based on last-in, first-out method except for supplies at current averages
Finished goods	12,655	11,757
Goods in process	11,705	11,017
Raw materials and supplies	44,238	42,953
Other	7,100	9,295
Total current assets	213,699	191,042
Capital assets:
Buildings, machinery and equipment at cost	1,822,525	1,815,044
Accumulated depreciation	(1,218,850)	(1,186,618)
Costs to be depreciated in future years	603,675	628,426
Plant sites at cost	3,549	3,549
	607,224	631,975
Timber at cost less depletion	197,898	198,462
Roads at cost less amortization	8,601	8,967
Timberlands at cost	24,836	24,807
	231,335	232,236
Total capital assets	838,559	864,211
Pension and other assets	158,413	155,010
Total assets	$1,210,671	$1,210,263

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$-	$5,115
Trade accounts payable	49,703	48,415
Dividends payable	92,323	-
Advisory fees and REIT-related expenses payable	9,716	1,063
Accrued payroll liabilities	17,462	15,940
Other taxes payable	7,991	6,782
Other accrued liabilities	10,471	17,586
Current portion of long-term debt	16,250	-
Total current liabilities	203,916	94,901
Long-term debt	437,250	428,918
Deferred tax liabilities - net	202,275	205,698
Other liabilities	34,170	36,677
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares	-	-
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 65,750,230 shares (including 14,673,663 shares issued on August 7, 2006)	98,625	76,615
Additional paid-in capital	289,413	3,306
Retained earnings (deficit)	(54,579)	364,148
Accumulated comprehensive loss	(399)	-
Total shareholders' equity	333,060	444,069
Total liabilities and shareholder’s equity	$1,210,671	$1,210,263

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
(thousands)	2006	2005
Cash provided by (used for) operations:

Net income (loss)	$(5,518)	$15,664
Adjustments to net income (loss) for items not requiring cash:
Depreciation	36,165	35,561
Depletion and amortization	5,090	5,613
Deferred taxes - net	(3,194)	3,928
(Gain) loss on disposition of capital assets	(299)	304
Swap gains and debt costs from early extinguishment of debt	(742)	-
Change in:
Accounts and notes receivable	(6,699)	(5,603)
Refundable income taxes	2,669	4,600
Inventories	(2,871)	(4,249)
Other	2,195	1,091
Pension and other noncurrent assets	(1,193)	(1,467)
Trade accounts payable and accrued liabilities	(2,767)	8,142
Advisory fees and REIT-related expenses payable	8,653	-
Other liabilities	435	(606)
Cash provided by operations	31,924	62,978

Cash provided by (used for) investing:
Additions to: Plant and equipment	(12,013)	(17,017)
Timber and timberlands	(4,050)	(6,896)
Proceeds from sale of capital assets	430	1,933
Cash used for investing	(15,633)	(21,980)

Cash provided by (used for) financing:
Additions to long-term debt	239,086	96
Payments of long-term debt	(215,000)	-
Short-term borrowings, net	-	(43,000)
Debt issue costs	(4,542)	-
Payable to bank resulting from checks in transit	(5,115)	3,254
Cash dividends paid	(12,769)	(2,043)
Cash provided by (used for) financing	1,660	(41,693)

Change in cash position	17,951	(695)
Cash position, beginning of period	1,608	2,265
Cash position, end of period	$19,559	$1,570